Black Hills Corporation to Acquire Aquila Utility Operations

in Colorado, Iowa, Kansas and Nebraska

RAPID CITY, SD—February 7, 2007—Black Hills Corporation (NYSE: BKH), a diversified energy company based in Rapid City, South Dakota, today announced that it has signed a definitive agreement to purchase from Kansas City, Missouri-based Aquila, Inc. (NYSE: ILA) its electric utility operations in Colorado and its gas utilities in Colorado, Iowa, Kansas and Nebraska. Black Hills will pay a total purchase price of $940 million in cash that will be financed through a combination of newly-issued Black Hills stock, debt and internally-generated cash.

“This announcement is an exciting step in Black Hills Corporation’s proud history,” said David Emery, Chairman, President and Chief Executive Officer of Black Hills Corporation. “Our roots in utility operations date back to 1883, when Black Hills Electric Light Company powered the inter-urban trolley between Deadwood and Lead to serve the gold mining industry. Adding utility customers in surrounding states is a natural extension of our core business, and will make us an even stronger company. Customers, communities, shareholders, and employees will benefit.”

“Opportunities like this do not happen in our region very often,” said Emery. “We are pleased that we could find such attractive properties having so much in common with our existing retail operations. These five utilities serve communities that we believe are a lot like our existing service areas for Black Hills Power and Cheyenne Light. We believe the employees of these operations also share our work ethic and our commitment to outstanding customer service and reliability. The properties are a great fit for Black Hills.”

“We look forward to welcoming all Aquila employees in all four states to the Black Hills team,” said Linn Evans, President and Chief Operating Officer of Black Hills Corporation’s Retail Businesses. “And we particularly look forward to delivering to our new customers in those states the benefits of the reliable, clean and value-priced energy we have long been providing to our customers in our current home region.”

Under the proposed transaction, the completion of which is subject to various federal and state regulatory approvals and certain other closing conditions, Black Hills will purchase Aquila’s electric utility operations in Colorado, which serve approximately 93,000 customers; its gas operations in Colorado, with 68,000 customers; its gas operations in Kansas, with 108,000 customers; its gas operations in Nebraska, with 198,000 customers; and its gas operations in Iowa, with 149,000 customers.

“Today’s announced expansion is another step toward a stronger, more secure future for our company,” said Evans. “We expect the transaction to benefit the Black Hills region and South Dakota as well. We’ll be adding new administrative jobs and, of course, our taxes and community investment will grow as the company grows. We like to consider ourselves good corporate citizens.”

As also announced separately this morning, Aquila, which is based in Kansas City, Mo., has signed a definitive agreement to be acquired by Great Plains Energy (NYSE: GXP), also of Kansas City, in a cash and stock transaction valued at $1.7 billion. Black Hills’ purchase of Aquila’s utility assets in Colorado, Kansas, Nebraska and Iowa is contingent upon the simultaneous consummation of the Great Plains/Aquila transaction.

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Black Hills Corporation to Acquire Aquila Utility Operations in Colorado, Iowa, Kansas and Nebraska	February 7, 2007

About Black Hills Corporation

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, our wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at www.blackhillscorp.com.

Advisory to Broadcast Media

A video clip of an interview with David R. Emery, Chairman, President and CEO of Black Hills Corporation, regarding this transaction is available at http://www.linnproductions.com/clients/media.

Information Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company believes that its expectations as contained in this news release are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct or that the transactions described above will occur. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See "Risk Factors" in the Company’s 2005 Annual Reports on Form 10-K and its other public filings, press releases and discussions with Company management. Black Hills Corporation undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts:
Rapid City Barbara Zar (605) 390-2733 cell (605) 721-2366 office bzar@bh-corp.com	Cheyenne Randy Winkelman (307) 630-3288 cell (307) 778-2109 office Rick Kaysen (307) 630-6290 cell (307 778-2100 office

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